Exhibit 99.1

Polymer Group, Inc.
9335 Harris Corners Parkway
Suite 300
Charlotte, NC 28269
www.polymergroupinc.com
704-697-5100

PGI Reports First Quarter 2012 Results

For Immediate Release

Tuesday, May 15, 2012

Charlotte, N.C. — Polymer Group, Inc. (PGI) (the “Company”) reported results of operations for the first quarter ended March 31, 2012.

As previously announced, Polymer Group, Inc. finalized the merger with the Blackstone Group, along with co-investors, and certain members of the Company’s management (the “Merger”) on January 28, 2011 and became a privately held company.

In this press release, the January 2 to January 28, 2011, and January 29 to April 2, 2011, periods have been combined. The combined presentation does not comply with United States generally accepted accounting principles, or GAAP, but is presented because we believe it provides the most meaningful comparison of our financial results. Included in the release is a reconciliation of the GAAP presentation to the combined presentation.

First Quarter 2012 Highlights:

•	Top Line Results Up on Volume Growth in the Americas and Asia

•

Net sales for the first quarter of 2012 were $295.2 million compared with $291.9 million in the fourth quarter of 2011 and $283.6 million for the first quarter of 2011. The increase reflected higher volumes in the U.S. principally due to higher demand in the hygiene market, higher volumes in Latin America due to the company’s Colombia facility returning to full operations, and higher volumes in Asia due to higher demand in both the healthcare and hygiene markets, offset by the negative effect of foreign currency translation and lower selling prices from the pass-through of lower raw material costs.

•	Profitability Improves on Solid Volumes, Manufacturing Efficiencies and Cost Controls

•

Gross profit, including the impact of purchase accounting in the first quarter of 2011, was $53.2 million for the first quarter of 2012 compared with $48.1 million in the fourth quarter of 2011 and $40.8 million in the first quarter of 2011.

•

The company achieved solid volumes during the quarter supported by increased sales of consumer disposable applications in the Americas and wipes and industrial volumes in Europe. The company’s carded operations in both the U.S. and Europe yielded improved operational efficiencies, offset somewhat by the additional lease expense associated with the new spunmelt line in the U.S. SG&A costs improved as a result of cost control efforts and certain period expenses, offset somewhat by competitive pricing pressures and increases in raw material costs later in the quarter.

•

Adjusted EBITDA for the first quarter of 2012 was $36.8 million compared with $33.7 million in the fourth quarter of 2011 and $37.3 million in the first quarter of 2011. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

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PGI Reports First Quarter 2012 Results

May 15, 2012

•	Growth Investments and New Global Operating Structure to Improve Positioning in Highly Competitive Environment

•	New investments in Suzhou, China and Waynesboro, Virginia contributed to year-over-year and sequential growth in sales and profitability.

•

New organizational structure is expected to leverage the benefits of PGI’s global footprint, align resources and capabilities with future growth opportunities, and provide for a more efficient structure to serve existing markets.

•	Strong Cash Generation and Disciplined Working Capital Management Continues

•	Cash balances grew by $6.9 million during the quarter to $79.6 million as of quarter end.

•	Operating working capital remains under 5% of net sales.

PGI’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “While the underlying fundamentals of our business remain strong throughout the world, we face an increasingly competitive environment due to excess industry capacity and continued volatility in raw material costs. The growth investments we ramped up in the past year and the manufacturing efficiencies we have implemented are yielding sequential improvement in sales and profitability. To carry this momentum even further and realize the full potential of our unique, diverse business model and global scale we possess, we are boldly moving the company to new levels of competency, readiness and capabilities with a new internal operating framework.”

FIRST QUARTER 2012 RESULTS

Net sales for the first quarter of 2012 were $295.2 million compared with $283.6 million for the first quarter ended April 2, 2011 and $291.9 million in the fourth quarter of 2011. The year-over-year increase was due primarily to additional volume in the company’s Nonwovens segments, with increases in Latin America, the U.S. and Asia offset somewhat from lower volumes in Europe, and lower volumes in the Oriented Polymers segment. A higher price/mix in the Oriented Polymers segment was more than offset by a lower price/mix in all Nonwovens segments, with the exception of Asia, primarily due to the pass-through of lower raw material costs. Foreign currency translation rates negatively impacted sales by approximately $4.8 million compared with the first quarter of 2011.

Gross profit was $53.2 million for the first quarter of 2012 compared with $40.8 million for the first quarter of 2011 and $48.1 million for the fourth quarter of 2011. The year-over-year increase was predominately due to the absence of $10.5 million of purchase accounting adjustments in 2011 primarily associated with the stepped up inventory values, higher volume related to the disruption in operations during 2011 at our Cali Colombia facility, partially offset by an increase in lease expense associated with the new line installed in the U.S. Raw material costs were $4.7 million lower in the first quarter of 2012 compared with the prior-year period, offset by unfavorable sales price/mix of $4.1 million related to the pass-through of lower raw material costs. Raw material prices began to increase during the first quarter and into the second quarter of 2012. In the Americas, the company has experienced a moderation in polypropylene prices that has not been experienced to the same degree in other regions. The combination of the above is expected to result in profit headwinds for the second quarter of 2012. Manufacturing costs were higher by $2.2 million in the first quarter of 2012 compared to the first quarter of 2011, primarily due to the impact of the additional lease expense for the new line in the U.S. region.

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PGI Reports First Quarter 2012 Results

May 15, 2012

Operating income for the first quarter of 2012 was $17.0 million compared with an operating loss of $42.7 million in the first quarter of 2011 and an operating income of $0.3 million in the fourth quarter of 2011. Of the $59.7 million improvement in the year-over-year operating income, $53.9 million was due to lower special charges of $43.4 million, primarily associated with costs resulting from the Merger, and $10.5 million of purchase accounting adjustments primarily associated with stepped-up inventory values. The remaining $5.8 million year-over-year improvement in operating income was due to favorable volumes of $5.6 million, principally associated with increases in volumes due to the disruption in operations in 2011 at our Cali, Colombia facility. Selling, general and administrative (SG&A) expenses for the first quarter of 2012 were lower than the prior-year period by $3.9 million and lower than the fourth quarter of 2011 by $2.0 million. The $3.9 million year-over-year decrease in SG&A was due primarily to $2.1 million of lower volume-related expenses; $1.1 million of lower stock compensation expense; $1.0 million of lower incentive compensation expenses; $0.4 million higher amortization expense; and $0.1 million of lower spending in other categories.

Special charges for the first quarter of 2012 consisted primarily of $0.7 million of professional fees associated with our recently announced internal redesign and restructuring of global operations; $1.0 of employee termination and severance expenses; $0.4 million of professional fees associated with the Blackstone Acquisition; and $0.3 million of restructuring and other restructuring costs.

After recognizing $4.5 million of income tax expense, the company reported a net loss attributable to PGI for the first quarter of 2012 of $0.3 million, compared with a net loss attributable to PGI of $54.4 million in the first quarter of 2011 and a net loss attributable to PGI of $21.4 million in the fourth quarter of 2011.

FINANCIAL METRICS

Net debt (defined as total debt less cash balances) as of March 31, 2012 was $519.3 million compared with $527.7 million as of December 31, 2011. Capital expenditures for the first quarter were $13.3 million. Operating working capital, defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities, was $56.9 million and represented 4.8% of annual sales compared with $59.9 million and 5.3% of annual sales for the first quarter of 2011.

ADJUSTED EBITDA

Adjusted EBITDA for the first quarter of 2012 was $36.8 million compared with $37.3 million in the first quarter of 2011 and $33.7 million in the fourth quarter of 2011 due primarily to higher volumes in the U.S. and Latin America, offset by lower volumes in Europe; and offset by the absence of a proforma addback in the prior year period reflecting the annualized incremental contribution from the company’s Colombia operations prior to the flood, and the impact from the higher lease expense associated with the company’s new line in Waynesboro, Virginia.

NON-GAAP FINANCIAL MEASURES

As more fully described in the company’s Annual Report on Form 10-K, the Merger is being accounted for in accordance with GAAP for business combinations. Accordingly, our accounting for the Merger requires that the purchase accounting treatment of the Merger be “pushed down”, resulting in the adjustment of all of our net assets to their respective fair values as of the Merger date of January 28, 2011. Although we continued as the same legal entity after the Merger, the application of push down accounting represents the termination of the old reporting entity and the

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PGI Reports First Quarter 2012 Results

May 15, 2012

creation of a new reporting entity. Accordingly, the two entities are not presented on a consistent basis of accounting. As a result, our consolidated financial statements for 2011 are presented for the period from January 29, 2011 through April 2, 2011 for the new reporting entity succeeding the Merger (the “Successor”), and for the period from January 2, 2011 through January 28, 2011 for the old reporting entity preceding the Merger (the “Predecessor”). The combined presentation in this press release is a “non-GAAP financial measure” and does not comply with GAAP, but is presented because we believe it provides the most meaningful comparison of our results. The results of the Successor are not comparable to the results of the Predecessor due to the difference in basis of presentation of purchase accounting as compared to historical cost.

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with GAAP within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s credit agreement, Adjusted EBITDA equals net income (loss) before interest expense, net, income and franchise taxes and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, non-recurring and other items permitted in calculating covenant compliance under the indenture governing the Senior Secured Notes and the credit agreement governing our ABL facility. It is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Included in this release are reconciliations of the GAAP presentation to the combined presentation for first quarter 2011 and a reconciliation of net loss to Adjusted EBITDA, which illustrates the differences in these measures of operating performance.

Polymer Group, Inc. is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world’s leading producers of nonwovens. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 13 manufacturing and converting facilities in 9 countries throughout the world.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 2:30 p.m. ET on Wednesday, May 16, 2012. A live webcast of the conference call and presentation material can be accessed by visiting PGI’s investor relations website at www.polymergroupinc.com. The number to call for the live interactive teleconference is (866) 362-4820 or (617) 597-5345 and entering the passcode, 50928096. A replay of the conference call will be available until May 23, 2012, by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode, 44389961. Shortly after the

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PGI Reports First Quarter 2012 Results

May 15, 2012

conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; the inability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the inability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman	Cliff Bridges
Chief Financial Officer	Sr. Director, Corporate Communications
(704) 697-5186	(704) 697-5168
normand@pginw.com	bridgesc@pginw.com

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PGI Reports First Quarter 2012 Results

May 15, 2012

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Three Months Ended March 31, 2012,

Three Months Ended December 31, 2011,

Two Months Ended April 2, 2011 and

One Month Ended January 28, 2011

(In Thousands)

	Successor			Predecessor
	Three Months Ended March 31, 2012	Three Months Ended December 31, 2011	Two Months Ended April 2, 2011	One Month Ended January 28, 2011
Net sales	$295,171	$291,937	$199,037	$84,606
Cost of goods sold	241,984	243,840	174,329	68,531

Gross profit	53,187	48,097	24,708	16,075
Selling, general and administrative expenses	34,131	36,145	26,487	11,564
Special charges, net	2,419	11,878	24,948	20,824
Other operating (income) loss, net	(361)	(258)	230	(564)

Operating income (loss)	16,998	332	(26,957)	(15,749)
Other expense (income):
Interest expense, net	12,848	12,896	8,228	1,922
Foreign currency and other (gain) loss, net	(62)	14,387	349	82

Income (loss) before income tax expense and discontinued operations	4,212	(26,951)	(35,534)	(17,753)
Income tax expense (benefit)	4,477	(4,886)	79	549

Loss from continuing operations	(265)	(22,065)	(35,613)	(18,302)
Income (loss) from discontinued operations, net of tax	—	644	(491)	182

Net loss	(265)	(21,421)	(36,104)	(18,120)
Net income attributable to noncontrolling interests	—	—	(59)	(83)

Net loss attributable to Polymer Group, Inc.	$(265)	$(21,421)	$(36,163)	$(18,203)

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PGI Reports First Quarter 2012 Results

May 15, 2012

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Combined*

(In Thousands)

	Predecessor	Successor	Combined*
	January 2, 2011 to January 28, 2011	January 29, 2011 to April 2, 2011	January 1, 2011 to April 2, 2011
Net sales	$84,606	$199,037	$283,643
Cost of goods sold	68,531	174,329	242,860

Gross profit	16,075	24,708	40,783
Selling, general and administrative expenses	11,564	26,487	38,051
Special charges, net	20,824	24,948	45,772
Other operating (income) loss, net	(564)	230	(334)

Operating loss	(15,749)	(26,957)	(42,706)
Other expense (income):
Interest expense, net	1,922	8,228	10,150
Foreign currency and other loss, net	82	349	431

Loss before income tax expense and discontinued operations	(17,753)	(35,534)	(53,287)
Income tax expense	549	79	628

Loss from continuing operations	(18,302)	(35,613)	(53,915)
Income (loss) from discontinued operations, net of tax	182	(491)	(309)

Net loss	(18,120)	(36,104)	(54,224)
Net income attributable to noncontrolling interests	(83)	(59)	(142)

Net loss attributable to Polymer Group, Inc.	$(18,203)	$(36,163)	$(54,366)

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PGI Reports First Quarter 2012 Results

May 15, 2012

POLYMER GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(In Thousands)

	March 31, 2012	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$79,621	$72,742
Accounts receivable, net	141,864	141,172
Inventories	99,210	103,911
Other current assets	41,886	40,448

Total current assets	362,581	358,273

Property, plant and equipment, net	490,207	493,352
Goodwill and intangible assets, net	162,249	164,297
Other assets	44,663	44,656

Total assets	$1,059,700	$1,060,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$184,161	$190,516
Current portion of long-term debt and short-term borrowings	11,918	12,592
Other current liabilities	3,324	2,714

Total current liabilities	199,403	205,822

Long-term debt	587,019	587,853
Other noncurrent liabilities	80,693	79,606

Total liabilities	867,115	873,281

Total PGI shareholders’ equity	192,585	187,297

Total liabilities and equity	$1,059,700	$1,060,578

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PGI Reports First Quarter 2012 Results

May 15, 2012

POLYMER GROUP, INC.

Selected Financial Data (Unaudited)

(In Thousands)

	Successor			Predecessor
	Three Months Ended March 31, 2012	Three Months Ended December 31, 2011	Two Months Ended April 2, 2011	One Month Ended January 28, 2011
Selected Financial Data
Depreciation and amortization expense included in operating income	$15,167	$15,689	$9,410	$3,472
Noncash compensation costs included in operating income	$204	$181	$232	$13,591
Amortization of loan acquisition costs	$685	$685	$475	$51
Capital expenditures	$13,312	$14,001	$10,467	$8,405
U.S. manufacturing line operating lease expense	$2,067	$2,067	$—	$—

Special charges, net

Blackstone Acquisition Costs	$361	$1,597	$24,214	$6,137
Accelerated vesting of share-based awards	—	—	—	12,694
Goodwill impairment	—	7,647	—	—
Colombia flood	57	362	97	1,685
Asset impairment charges	—	1,620	—	—
Restructuring and plant realignment costs	1,747	202	281	194
Other	254	450	354	114

Special charges, net	$2,419	$11,878	$24,946	$20,824

Other operating (income) loss, net including Foreign Currency (Income) Loss

United States (includes Corporate)	$(96)	$(115)	$(171)	$(42)
Canada	17	—	(52)	(22)
Europe	(189)	(107)	56	(148)
Asia	62	—	24	(24)
Latin America	(155)	(36)	373	(328)

Other operating (income) loss, net including Foreign Currency (Income) Loss	$(361)	$(258)	$230	$(564)

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net loss for the periods presented:
Net loss	$(265)	$(21,421)	$(36,163)	$(18,203)
(Income) loss from discontinued operations	—	(645)	491	(182)
Loss from sale of discontinued operations	—	—	—	—
Net income attributable to noncontrolling interest	—	—	59	83
Interest expense, net	12,848	12,895	8,228	1,922
Income and franchise tax benefit	4,494	(4,878)	373	549
Depreciation & amortization	15,167	15,654	9,386	3,460
Adjustments resulting from application from purchase accounting	262	1,241	13,625	(1,005)
Non-cash compensation	204	181	232	1,057
Special charges	2,419	11,879	24,947	20,824
Acquisition and Integration Expenses	—	—	—	—
Foreign currency and other non-operating loss, net	(422)	14,322	663	(421)
Severance and relocation expenses	767	419	169	131
Unusual or non-recurring charges, net	106	778	108	(1)
Business optimization expense	420	112	18	—
Management, monitoring and advisory fees	750	813	563	—
Impact of the Spain lease	—	—	—	419
Annualized incremental contribution from Mexico spunmelt line	—	—	—	—
Annualized incremental contribution from Cali, Colombia spunmelt lines	—	2,334	3,034	2,701
Public company costs	—	—	127	56

Adjusted EBITDA	$36,750	$33,684	$25,860	$11,390

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PGI Reports First Quarter 2012 Results

May 16, 2012

Adjusted EBITDA	Last Twelve Months Ended March 31, 2012	Last Twelve Months Ended December 31, 2011

The following table reconciles Adjusted EBITDA to net loss for the periods presented:

Net loss	$(40,274)	$(94,374)
(Income) loss from discontinued operations	5,056	5,365
Loss from sale of discontinued operations	735	735
Net income attributable to noncontrolling interest	—	141
Interest expense, net	51,028	48,330
Income and franchise tax benefit	1,294	(2,278)
Depreciation & amortization	60,445	58,124
Adjustments resulting from application from purchase accounting	3,515	15,873
Non-cash compensation	702	1,787
Special charges	18,818	62,170
Acquisition and Integration Expenses	—	—
Foreign currency and other non-operating loss, net	20,850	21,514
Severance and relocation expenses	2,870	2,403
Unusual or non-recurring charges, net	1,287	1,287
Business optimization expense	924	523
Management, monitoring and advisory fees	3,187	3,000
Impact of the Spain lease	—	419
Annualized incremental contribution from Mexico spunmelt line	—	—
Annualized incremental contribution from Cali, Colombia spunmelt lines	9,957	15,692
Public company costs	—	183

Adjusted EBITDA	$140,394	$140,894

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